Exhibit 99.(a)(22)

15 Days Until Christmas...
Where IS Harmony’s Reserves Statement?

9 November 2004
“Harmony’s CPR (the independent Competent Persons Report) I am told will be out in early December.”
Bernard Swanepoel, Chief Executive Officer, Harmony Gold Mining Company Limited

10 December 2004
Gold Fields’ Board notes with dismay that Gold Fields shareholders still don’t have audited information about Harmony’s reserves.

Has ANYONE seen Harmony’s audited
Reserves and Resources Statement?

Why is this taking so long?

REJECT THE HARMONY OFFER. DO NOT TENDER YOUR SHARES.

For more information:
Hotline – SA 0800 202 361
Website – www.goldfields.co.za

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.